EXHIBIT 99.1

StellarOne Corporation Announces First Quarter Earnings of $1.9 Million and Declares Dividend

CHARLOTTESVILLE, Va., April 29, 2010 (GLOBE NEWSWIRE) -- StellarOne Corporation (Nasdaq:STEL) (StellarOne) today reported first quarter 2010 earnings of $1.9 million and net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $1.4 million, or $0.06 net income per diluted common share. Those results compare to a net loss of $298 thousand, or $0.01 loss per diluted common share during the same quarter in the prior year, and net income to common shareholders of $80 thousand or $0.00 per diluted common share recognized for the fourth quarter of 2009. Lower losses on foreclosed assets, gains on sale of certain assets and reduced operating expenses all contributed to the improvement in earnings for the quarter.

First quarter 2010 highlights include:

  Nonperforming assets as a percentage of total assets decreased to 2.07% at March 31, 2010, compared to 2.13% at December 31, 2009. The allowance for loan losses as a percentage of total loans increased from 1.84% at December 31, 2009 to 1.88% at March 31, 2010. Additionally, the allowance for loan losses as a percentage of non-performing loans rose from 67.7% to 68.7% at December 31, 2009 and March 31, 2010, respectively.

  Margin expansion of seven basis points on a sequential quarter basis due largely to $161.2 million or 16.5% of the CD portfolio re-pricing and a reduction of approximately 18 basis points in the cost of money market accounts during the first quarter.

  Pre-tax pre-provision earnings amounted to $8.7 million for the first quarter, an increase of $5.2 million or greater than 100% compared to the fourth quarter of 2009, and an increase of $1.5 million or 20.0% compared to the same period in the prior year.

  The provision for loan losses totaled $6.7 million which exceeded net charge-offs of $6.2 million by $472 thousand. This provision level compares to a provision for loan losses of $7.8 million for the first quarter in 2009, and  $3.5 million in the fourth of 2009, respectively.

  Annualized charge-offs were 1.13% for the first quarter of 2010, a decrease from 2.22% when compared to the annual 2009 results and an increase from 0.78% for the fourth quarter of 2009.|

  Levels of capital and liquidity have increased, with a tangible common equity ratio of 9.40%, and tier 1 risk-based and total risk-based capital ratios of 13.67% and 14.90%, respectively, at March 31, 2010.

Non-performing Asset Levels Decline and Allowance Coverage Increases

StellarOne's ratio of non-performing assets as a percentage of total assets decreased to 2.07% as of March 31, 2010, compared to 2.13% as of December 31, 2009, and 2.34% at March 31, 2009. Non-performing assets totaled $62.0 million at March 31, 2010, which is down $2.7 million or 5.0% from $64.7 million at December 31, 2009. Non-performing loans totaled $59.2 million at March 31, 2010, or essentially flat when compared with the balance at December 31, 2009. Foreclosed assets totaled $2.3 million, down $2.2 million or 49.7% compared to $4.5 million at December 31, 2009 Annualized net charge-offs as a percentage of average loans receivable amounted to 1.13% for the first quarter of 2010, down compared to 2.22% for the full-year 2009 results and up slightly from 0.78% for the fourth quarter of 2009.  Net charge-offs for the first quarter of 2010 totaled $6.2 million or up $2.2 million compared to the $4.4 million realized during the fourth quarter of 2009.

The mix of nonperforming loans continues to be weighted to the residential development and construction loan segment of our portfolio. Of the total nonaccrual loans of $59.2 million at March 31, 2010, approximately $27.9 million are residential development and construction loans, of which approximately $16.2 million are located at Smith Mountain Lake, Virginia.

StellarOne recorded a provision for loan losses of $6.7 million for the first quarter of 2010, a decrease of $1.1 million compared to the same period in the prior year and up $3.2 million on a sequential quarter basis. The first quarter 2010 provision compares to net charge-offs of $6.2 million, resulting in an allowance as a percentage of total loans of 1.88% or up four basis points when compared to 1.84% for December 31, 2009. The allowance represents 68.7% of non-performing loans at March 31, 2010, or up 1.0% when compared to 67.7% at December 31, 2009.

Operating Noninterest Income Remains Stable

On an operating basis, which excludes gains and losses from sales and impairments of assets, total non-interest income amounted to $8.1 million for the first quarter of 2010, or flat on a sequential basis compared to the fourth quarter of 2009, and an increase of $938 thousand or 13.0% from $7.2 million for the same period in the prior year. Mortgage banking revenue totaled $2.0 million for both the first quarter of 2010 and the fourth quarter of 2009 and is up $539 thousand or 37.9% when compared to the same quarter in 2009. Retail banking fee income amounted to $3.9 million for the first quarter of 2010, a decrease of $294 thousand or 7.0% compared to $4.2 million for the fourth quarter of the prior year. This decrease was a result of less NSF charge activity for the period, which was offset in part by smaller increases in debit card fee income and account service and analysis fees. Wealth management revenues from trust and brokerage fees for the first quarter of 2010 were $1.2 million or up $134 thousand or 12.7% when compared to $1.1 million realized during the fourth quarter of 2009.  Noninterest income during the period was also positively impacted by a $748 thousand gain recognized on the sale of a financial services center located in Farmville, Virginia, which consummated in January.

Margin Continues to Expand But Earnings Assets Contract

Net interest income, on a tax-equivalent basis, amounted to $23.1 million for the first quarter of 2010, which compares to $23.5 for the fourth quarter of 2009, and $23.0 million for the same period in the prior year. The net interest margin was 3.52% for the first quarter, compared to 3.45% for the fourth quarter of 2009 and 3.49% for the first quarter of 2009. The average yield on earning assets decreased 5 basis points to 5.04% as compared to 5.09% for the fourth quarter of 2009, which was offset by improvement in the cost of interest bearing liabilities, which contracted 17 basis points from 1.95% during the fourth quarter of 2009 to 1.78% during the first quarter of this year. The re-pricing sensitivity of interest bearing liabilities outpaced interest earning assets during the first quarter as approximately $161.2 million or 16.5% of the CD portfolio re-priced. Average earning assets incurred some contraction sequentially, with average earnings assets of 2.67 billion at March 31, 2010 versus $2.71 billion for the quarter ended December 31, 2009. This decrease was attributed to contraction in loans outstanding as management continues to reduce exposure to construction lending, which is down $33.6 million or over 10% from the beginning of fourth quarter 2009.

Noninterest Expense Decreases Sequentially

Non-interest expense for the first quarter amounted to $22.5 million, or down $2.3 million or 9.4% when compared to the $24.9 million for the fourth quarter of 2009 and up $323 thousand or 1.5% when compared to the first quarter in 2009. This sequential decrease was driven by reduced professional fees of $579 thousand associated with decreased credit workouts and consulting activities in the first quarter of 2010, and an $865 thousand decrease in salaries and benefits which is a product of reduced mortgage commission levels, severance and incentives. Improvement was also noted in other expenses as DDA charge-offs and appraisal expenses decreased on a sequential basis. StellarOne's efficiency ratio was 72.23% for the first quarter of 2010, compared to 73.70% for the first quarter of 2009 and 79.22% for the fourth quarter of 2009, reflecting the decrease in noninterest expense.

Capital Increases and Remains Above Well Capitalized Levels

StellarOne's risk-based capital ratios remain well above regulatory standards for well-capitalized banks. The period-end tangible common equity ratio was 9.40% at March 31, 2010 compared to 9.23% at December 31, 2009. Tier 1 risk-based and total risk-based capital ratios were 13.67% and 14.90%, respectively, at March 31, 2010 compared to 13.21% and 14.46% at December 31, 2009. Excluding the $30 million in preferred stock issued in connection with participation in the TARP program, StellarOne's tier 1 risk-based common ratio was 12.40% compared to 12.01% at December 31, 2009. Shareholder's equity, excluding the preferred stock, represented 13.07% of total assets at March 31, while book value per common share at March 31, 2010 was $17.30 per share.

Balance Sheet Remains Liquid and Stable

Average loans for the first quarter of 2010 were $2.20 billion, or down approximately 1.9% when compared to $2.25 billion for the fourth quarter of 2009. Average securities were $365.6 million for the first quarter, up $15.4 million or 4.4% from $350.2 million for the fourth quarter of 2009. Average deposits for the first quarter were $2.40 billion or flat on a sequential quarter basis. Average interest bearing deposits increased sequentially by approximately $6.9 million, while non-interest bearing deposits decreased approximately $18.1 million, which reflects the impact of $15 million in deposits sold early in the quarter. At March 31, 2010, total assets were $3.00 billion, compared to $3.03 billion at December 31, 2009. Cash and cash equivalents were $165.4 million at March 31, 2010, an increase of $12.5 million or 8.2% compared to $152.9 million at December 31, 2009.

Board Declares Second Quarter 2010 Dividend

StellarOne's Board of Directors approved a quarterly cash dividend in the amount of $0.04 per share payable on May 28, 2010 to shareholders of record on May 10, 2010. The payment represents an annual yield to shareholders of approximately 1.1% based on the closing price of StellarOne stock on April 28, 2010.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 56 full-service financial centers, one loan production office, and a suite of ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Earnings Webcast

To hear a live webcast of StellarOne's first quarter 2010 earnings conference call at 10:00 a.m. (ET) today, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. (ET) on Thursday, April 29, 2010 through midnight (ET) on Wednesday, May 5, 2010, by dialing toll free (800) 642-1687 and using passcode #70436760.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets, and foreclosed assets. Comparison of our efficiency ratio or operating earnings with those of other companies may not be possible because other companies may calculate them differently. It also refers to operating earnings, which reflects net income adjusted for non-recurring expenses associated with mergers, asset gains and losses or expenses that are unusual in nature. Pre-tax, pre-provision earnings, which adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. The tangible common equity and Tier 1 common equity ratios are used by management to assess the quality of capital and management believes that investors may find them useful in their analysis of the company. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. These are non-GAAP financial measures that we believe provide investors with important information regarding our operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne's actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne's acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne's markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, (vii) changes may occur in the securities markets, and (viii) the impact of governmental restrictions on entities participating in the US Treasury Department Capital Purchase Program. Please refer to StellarOne's filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

NOTE: Risk-based capital ratios are preliminary.

SELECTED FINANCIAL DATA
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SUMMARY INCOME STATEMENT	Three Months Ended March
	2010	2009
Interest income - taxable equivalent	$ 33,096	$ 36,541
Interest expense	9,982	13,580
Net interest income - taxable equivalent	23,114	22,961
Less: taxable equivalent adjustment	615	563
Net interest income	22,499	22,398
Provision for loan and lease losses	6,700	7,750
Net interest income after provision for loan and lease losses	15,799	14,648
Noninterest income	8,814	7,130
Noninterest expense	22,547	22,224
Income tax expense (benefit)	212	(592)
Net income	1,854	146
Dividends and accretion on preferred stock	(370)	(370)
Accretion of preferred stock discount	(88)	(74)
Net income (loss) available to common shareholders	$ 1,396	$ (298)

Earnings (Loss) per share available to common shareholders
Basic	$ 0.06	$ (0.01)
Diluted	$ 0.06	$ (0.01)

SUMMARY AVERAGE BALANCE SHEET	Three Months Ended March
	2010	2009
Total loans	$ 2,204,297	$ 2,284,456
Total securities	365,556	312,777
Total earning assets	2,666,861	2,664,332
Total assets	2,998,983	2,990,991
Total deposits	2,402,716	2,328,523
Shareholders' equity	422,260	432,762

PERFORMANCE RATIOS	Three Months Ended March
	2010	2009
Return on average assets	0.25%	0.02%
Return on average equity	1.78%	0.13%
Return on average realized equity (A)	1.78%	0.13%
Net interest margin (taxable equivalent)	3.52%	3.49%
Efficiency (taxable equivalent) (B)	72.23%	73.70%

CAPITAL MANAGEMENT	March 31,
	2010	2009

Tier 1 risk-based capital ratio	13.67%	13.65%
Tangible equity ratio	10.45%	10.56%
Tangible common equity ratio	9.40%	9.53%
Period end shares issued and outstanding	22,684,816	22,630,636
Book value per common share	$ 17.30	$ 17.72
Tangible book value per common share	$ 11.94	$ 13.59

	Three Months Ended March
	2010	2009
Shares issued	23,691	25,573
Average common shares issued and outstanding	22,674,490	22,619,426
Average diluted common shares issued and outstanding	22,729,666	22,676,693
Cash dividends paid per common share	$ 0.04	$ 0.16

SUMMARY ENDING BALANCE SHEET	March 31,
	2010	2009
Total loans	$ 2,161,084	$ 2,263,149
Total securities	380,268	322,866
Total earning assets	2,698,327	2,631,369
Total assets	3,002,617	3,035,701
Total deposits	2,409,088	2,386,328
Shareholders' equity	422,492	431,097

OTHER DATA
End of period full time equivalent employees	818	834

NOTES:
(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B) Computed by dividing non-interest expense by the sum of net interest income and non-interest income, net of gains, losses or impairments on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.
(C) Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)

CREDIT QUALITY	Three Months Ended March
	2010	2009
Allowance for loan losses:
Beginning of period	$ 40,172	$ 30,464
Provision for loan losses	6,700	7,750

Charge-offs	(6,708)	(3,442)
Recoveries	480	547
Net charge-offs	(6,228)	(2,895)

End of period	$ 40,644	$ 35,319

Accruing Troubled Debt Restructurings	$ 23,032	$ --

	March 31,
	2010	2009
Non accrual loans	$ 57,343	$ 66,432
Non accrual TDR's	1,810	195
Total non-performing loans	59,153	66,627
Loans held for sale	608	279
Foreclosed assets	2,267	4,207
Total non-performing assets	$ 62,028	$ 71,113
Nonperforming assets as a % of total assets	2.07%	2.34%
Nonperforming assets as a % of loans plus foreclosed assets	2.87%	3.14%
Allowance for loan losses as a % of total loans	1.88%	1.56%
Net charge-offs as a % of average loans outstanding	1.13%	0.51%

	March 31, 2010
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Commercial:
Commercial & industrial	$ 208,509	$ 5,263	2.52%
Agriculture	1,005	--	N/A
Total commercial	209,514	5,263	2.51%

Commercial real estate:
Construction, land development & vacant land	265,700	27,864	10.49%
Non-owner occupied	391,335	4,849	1.24%
Owner occupied	364,074	1,382	0.38%
Farmland	19,742	626	3.17%
Total commercial real estate	1,040,851	34,721	3.34%

Consumer	35,439	31	0.09%

Residential real estate:
Residential	734,448	16,591	2.26%
Multi-family	83,493	1,862	2.23%
Home equity lines	50,138	591	1.18%
Total residential	868,079	19,044	2.19%

All other loans	7,201	94	1.31%

Total loans	$ 2,161,084	$ 59,153	2.74%

QUARTERLY PERFORMANCE SUMMARY
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SELECTED BALANCE SHEET DATA	3/31/2010	3/31/2009

Assets
Cash and cash equivalents	$165,420	$144,533

Securities:
Securities available for sale	379,842	322,415
Securities held to maturity	426	451
Total securities	380,268	322,866

Mortgage loans held for sale	29,355	38,175

Loans:
Real estate - construction	285,442	371,727
Real estate - 1-4 family residential	784,586	774,273
Real estate - commercial and multifamily	838,902	831,682
Commercial, financial and agricultural	209,514	218,123
Consumer loans	35,439	53,536
All other loans	7,201	13,808
Total loans	2,161,084	2,263,149
Deferred loan costs	911	1,366
Allowance for loan losses	(40,644)	(35,319)
Net loans	2,121,351	2,229,196

Premises and equipment, net	81,242	86,171
Core deposit intangibles, net	7,900	9,828
Goodwill	113,652	113,652
Bank owned life insurance	30,519	29,207
Foreclosed assets	2,267	4,207
Other assets	70,643	57,866

Total assets	3,002,617	3,035,701

Liabilities
Deposits:
Noninterest bearing deposits	298,682	314,763
Money market & interest checking	969,425	782,591
Savings	207,266	191,329
CD's and other time deposits	933,715	1,097,645
Total deposits	2,409,088	2,386,328

Federal funds purchased and securities sold under agreements to repurchase	952	477
Federal Home Loan Bank advances	125,000	170,083
Subordinated debt	32,991	32,991
Other liabilities	12,094	14,725

Total liabilities	2,580,125	2,604,604

Stockholders' equity
Preferred stock	28,486	28,139
Common stock	22,685	22,631
Additional paid-in capital	269,241	268,577
Retained earnings	97,431	109,738
Accumulated other comprehensive income, net	4,649	2,012

Total stockholders' equity	422,492	431,097

Total liabilities and stockholders' equity	$3,002,617	$3,035,701

QUARTERLY PERFORMANCE SUMMARY
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)

			Percent
	For the Three Months Ended		Increase
	3/31/2010	3/31/2009	(Decrease)
Interest Income
Loans, including fees	$ 29,086	$ 32,492	-10.48%
Federal funds sold and deposits in other banks	61	33	84.85%
Investment securities:
Taxable	2,258	2,572	-12.21%
Tax-exempt	1,047	848	23.47%
Dividends	29	33	-12.12%
Total interest income	32,481	35,978	-9.72%

Interest Expense
Deposits	8,609	11,651	-26.11%
Federal funds purchased and securities sold under agreements to repurchase	6	3	100.00%
Federal Home Loan Bank advances and other borrowings	1,110	1,569	-29.25%
Subordinated debt	257	357	-28.01%

Total interest expense	9,982	13,580	-26.49%

Net interest income	22,499	22,398	0.45%
Provision for loan losses	6,700	7,750	-13.55%
Net interest income after provision for loan losses	15,799	14,648	7.86%

Noninterest Income
Retail banking fees	3,920	3,711	5.63%
Commissions and fees from fiduciary activities	834	758	10.03%
Brokerage fee income	359	253	41.90%
Mortgage banking-related fees	1,963	1,424	37.85%
Gain on sale of financial center	748	--	>100.00%
Gains on sale of premises and equipment	27	199	-86.43%
Gains on securities available for sale	302	2	>100.00%
Losses on sale of foreclosed assets	(364)	(265)	37.36%
Income from bank owned life insurance	324	304	6.58%
Other operating income	701	744	-5.78%
Total noninterest income	8,814	7,130	23.62%

Noninterest Expense
Compensation and employee benefits	11,310	10,526	7.45%
Net occupancy	2,179	2,091	4.21%
Supplies and equipment	2,178	1,962	11.01%
Amortization-intangible assets	413	438	-5.71%
Marketing	153	240	-36.25%
State franchise taxes	554	596	-7.05%
FDIC insurance	1,109	1,105	0.36%
Data processing	543	1,036	-47.59%
Professional fees	675	504	33.93%
Telecommunications	425	467	-8.99%
Other operating expenses	3,008	3,259	-7.70%
Total noninterest expense	22,547	22,224	1.45%

Income (loss) before income taxes	2,066	(446)	>100.00%
Income tax expense (benefit)	212	(592)	>100.00%
Net income	$ 1,854	$ 146	>100.00%

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Dollars in thousands)

	For the Three Months Ended March 31, (unaudited)
	2010			2009
Dollars in thousands	Average Balance	Interest Inc/Exp	Average Rates	Average Balance	Interest Inc/Exp	Average Rates

Assets
Loans receivable, net	$ 2,204,297	$ 29,137	5.36%	$ 2,284,456	$ 32,599	5.79%
Investment securities
Taxable	259,875	2,287	3.52%	229,147	2,605	4.61%
Tax exempt	105,681	1,611	6.10%	83,630	1,305	6.33%
Total investments	365,556	3,898	4.27%	312,777	3,910	5.07%

Interest bearing deposits	44,060	28	0.25%	49,792	23	0.19%
Federal funds sold	52,948	33	0.25%	17,307	9	0.21%
	462,564	3,959	3.43%	379,876	3,942	4.21%

Total earning assets	2,666,861	$ 33,096	5.04%	2,664,332	$ 36,541	5.56%

Total nonearning assets	332,122			326,659

Total assets	$ 2,998,983			$ 2,990,991

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$ 558,797	$ 1,332	0.97%	$ 516,475	$ 1,397	1.10%
Money market	392,243	1,294	1.34%	235,150	830	1.43%
Savings	200,064	450	0.91%	188,399	410	0.88%
Time deposits:
Less than $100,000	643,709	3,577	2.25%	762,657	6,060	3.22%
$100,000 and more	312,297	1,956	2.54%	324,093	2,954	3.70%
Total interest-bearing deposits	2,107,110	8,609	1.66%	2,026,774	11,651	2.33%

Federal funds purchased and securities sold under agreements to repurchase	861	6	2.79%	344	3	3.49%
Federal Home Loan Bank advances and other borrowings	127,167	1,110	3.49%	184,321	1,569	3.40%
Subordinated debt	32,991	257	3.12%	32,991	357	4.33%

	161,019	1,373	3.41%	217,656	1,929	3.54%

Total interest-bearing liabilities	2,268,129	9,982	1.78%	2,244,430	13,580	2.45%

Total noninterest-bearing liabilities	308,594			313,799

Total liabilities	2,576,723			2,558,229
Stockholders' equity	422,260			432,762

Total liabilities and stockholders' equity	$ 2,998,983			$ 2,990,991

Net interest income (tax equivalent)		$ 23,114			$ 22,961
Average interest rate spread			3.26%			3.11%
Interest expense as percentage of average earning assets			1.52%			2.07%
Net interest margin			3.52%			3.49%
CONTACT:  Jeffrey W. Farrar, Executive Vice President and
          Chief Financial Officer of StellarOne Corporation
          (434) 964-2217
          JFarrar@StellarOne.com